Exhibit 10.1

INTEL CORPORATION

Executive Annual Performance Bonus Plan

(Effective January 1, 2020)

1.	PURPOSE

The Executive Annual Performance Bonus Plan (the “Plan”) has been established by Intel Corporation (the “Company”) for the purposes of (a) reinforcing the link between compensation and performance, (b) motivating participants to achieve individual and/or corporate performance goals and objectives, and (c) enabling the Company to attract and retain high quality executives.

2.	COVERED INDIVIDUALS

All the “executive officers” of the Company (as defined in Rule 3b-7 under the Securities Exchange Act of 1934) and such other officers of the Company as the Compensation Committee of the Board of Directors (the “Committee”) shall determine in its sole discretion (each, a “Covered Individual”) are eligible to participate in the Plan for each performance period the Plan remains in effect.

3.	THE COMMITTEE

(a)    The Committee shall have the sole discretion and authority to administer and interpret the Plan.

(b)    Subject to the express provisions and limitations of the Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the Plan, including, without limitation, the following:

(i)    To prescribe, amend, and rescind rules and regulations established by the Committee relating to the Plan and to define terms not otherwise defined herein, and to take or approve such further actions as it determines necessary or appropriate to the administration of the Plan, such as correcting a defect or supplying any omission, or reconciling any inconsistency so that the Plan or any award complies with applicable law, regulations, and listing requirements and so as to avoid unanticipated consequences or address unanticipated events deemed by the Committee to be inconsistent with the purposes of the Plan;

(ii)    To establish the performance criteria, goals, and objectives under the Plan for any performance period and certify the level at which those goals and objectives are attained for such performance period;

(iii)    To adjust or modify the calculation of a performance goal or objective for a performance period so as to avoid unanticipated, unusual or extraordinary corporate items or events (including, but not limited to, asset write-

downs; acquisition-related charges; litigation, claim judgments, settlements or tax settlements; the effects of changes in tax law, changes in accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; unrealized gains or losses on investments; disposals and exit activities; goodwill; intangibles; and long-lived assets);

(iv)    To designate Covered Individuals and to determine the annual incentive payments under the Plan (“Annual Incentive Payments”), if any, to be made to such Covered Individuals;

(v)    To prescribe and amend the terms of any agreements or other documents under the Plan;

(vi)    To interpret and construe the Plan, any rules and regulations established by the Committee under the Plan, and the terms and conditions of any Annual Incentive Payment provided hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

(vii)    To make all other determinations deemed necessary or advisable for the administration of the Plan.

(c)    All decisions, determinations, and interpretations by the Committee regarding the Plan and Annual Incentive Payments shall be final and binding on all Covered Individuals. The Committee shall consider such factors, as it deems relevant to making such decisions, determinations, and interpretations, including, without limitation, the recommendations or advice of any director, officer, or employee of the Company and such attorneys, consultants and accountants as it may select.

4.	AMOUNT OF INCENTIVE

(a)    Performance Goals and Objectives. A Covered Individual’s Annual Incentive Payment will be based on the attainment of performance goals and objectives as determined by the Committee for such Covered Individual in its sole discretion with respect to each performance period. Different Covered Individuals may have different performance goals and objectives. The performance goals and objectives for any Covered Individual may include any one or more of the following performance criteria, measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, on a GAAP or non-GAAP basis in the case of certain financial metrics, on a company-wide basis or with respect to one or more business units, divisions, affiliates, or segments, to previous years’ results or to a designated comparison group, in each case as specified and weighted by the Committee: (i) cash flow, (ii) earnings per share, (iii) earnings before one or more of interest, taxes, depreciation, and amortization, (iv) return on equity, (v) total stockholder return, (vi) share price performance, (vii) return on capital, (viii) return on assets or net assets, (ix) revenue, (x) income or net income, (xi) operating income or net operating income, (xii) operating profit or net operating profit, (xiii) gross margin, operating margin, or profit margin, (xiv) return on operating revenue, (xv) return on investment or invested capital, (xvi) market segment share, (xvii) product release schedules, (xviii) new product innovation, (xix) product cost reduction through advanced technology, (xx) brand recognition/acceptance, (xxi) product shipment targets, (xxii) customer satisfaction or (xxiii) such other criteria as the Committee may determine are appropriate to measure the performance of a Covered Individual in carrying out his or her assigned duties and responsibilities.

(b)    Incentive Bonus Opportunity. The incentive bonus opportunity amount for each Covered Individual shall be determined by the Committee in its sole discretion with respect to each performance period. A performance period shall be a single fiscal year of the Company unless otherwise determined by the Committee.

(c)    Annual Incentive Payment Adjustment. The Committee shall determine the level of attainment of performance goals and may adjust a Covered Individual’s calculated Annual Incentive Payment upward by up to 20% based upon individual performance. In addition, notwithstanding anything to the contrary herein, a Covered Individual’s Annual Incentive Payment may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(d)    Maximum Annual Incentive Payment. The Annual Incentive Payment payable hereunder to a Covered Individual shall be paid in lieu of any incentive payable under the Company’s broad-based variable annual cash incentive program. Any individual who becomes a Covered Individual will no longer have any right to any cash bonus payable under any other annual cash incentive program. No Covered Individual shall receive an Annual Incentive Payment for a performance period in excess of 300% of the target level incentive bonus opportunity specified by the Committee.

5.	PAYMENT OF INCENTIVE

(a)    Annual Incentive Payments shall be made in cash, and except as provided in Section 6, no Annual Incentive Payment shall be paid to a Covered Individual unless he or she is an employee of the Company as of the last day of the performance period.

(b)    If the Company’s financial statements are the subject of a restatement due, in whole or in part, to a Covered Individual’s misconduct, to the extent permitted by governing law, in all appropriate cases, the Company will seek reimbursement of excess incentive cash compensation paid under the Plan to Covered Individuals for the relevant performance periods. For purposes of the Plan, excess incentive cash compensation means the positive difference, if any, between (i) the Annual Incentive Payment paid to the Covered Individual and (ii) the Annual Incentive Payment that would have been made to the Covered Individual, not including the effect of any adjustments under Section 4(c), had the achievement of the performance goals been calculated based on the Company’s financial statements as restated. The Company will not be required to award Covered Individuals an additional Annual Incentive Payment should the restated financial statements result in a higher Annual Incentive Payment.

(c)    Further, Annual Incentive Payments paid under the Plan will be subject to recoupment in accordance with any recoupment policy that the Company adopts or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law.

6.	TERMINATION OF EMPLOYMENT

(a)    Except as expressly provided otherwise herein or unless the Committee provides otherwise, a Covered Individual whose employment with the Company terminates for any reason (other than as provided below) prior to the end of the performance period will not be eligible for or entitled to receive an Annual Incentive Payment for such performance period.

(b)    Subject to the Committee’s discretion to reduce a Covered Individual’s Annual Incentive Payment as set forth herein:

(i)    Retirement. In the event a Covered Individual retires in accordance with the Company’s U.S. retirement eligibility rules, the Covered Individual will be eligible to receive an Annual Incentive Payment at the same time payments are made under the Plan to Covered Individuals generally and such payout will be prorated based on the number of months of participation during the year (rounded to the nearest full month in accordance with the proration rules established by the Company) in which the retirement occurs.

(ii)    Death. In the event of the death of a Covered Individual, his or her surviving spouse, child(ren), or estate will be eligible to receive an Annual Incentive Payment for such Covered Individual at the same time payments are made under the Plan to Covered individuals generally, as if such Covered Individual had been employed for the full performance period.

7.	AMENDMENT, SUSPENSION AND TERMINATION

The Board of Directors or the Committee may, at any time, amend, suspend, or terminate the Plan in whole or in part.

8.	TAX WITHHOLDING

The Company shall have the right to make all payments or distributions pursuant to the Plan to any person, net of any applicable federal, state, and local payroll or withholding taxes, or the applicable taxes of any foreign jurisdiction (collectively, “Taxes”), required to be paid or withheld. The Company shall have the right to withhold from wages or other amounts otherwise payable to such Covered Individual such Taxes as may be required by law, or if permitted by law, to otherwise require the Covered Individual to pay such Taxes. If such person shall fail to make such Tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct any such Taxes from any payment of any kind otherwise due to such Covered Individual or to take such other action as may be necessary to satisfy such Tax obligations.

9.	SEVERABILITY

If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit provided for under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity, or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit provided for under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity, or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid, or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid, or unenforceable shall be made or provided under the Plan.

10.	NON-ASSIGNABILITY

Unless the Committee expressly provides otherwise in writing, no Covered Individual nor any other person may sell, assign, convey, gift, pledge, or otherwise hypothecate or alienate any Annual Incentive Payment, other than by will or the laws of descent and distribution.

11.	NON-EXCLUSIVITY OF THE PLAN

The adoption of the Plan by the Board of Directors does not create any limitation on the power of the Committee or the Board of Directors to adopt other cash or equity-based compensation programs. The adoption of the Plan by the Board of Directors shall not be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

12.	EMPLOYMENT AT WILL

Neither the Plan, the selection of a person as a Covered Individual, the payment of any Annual Incentive Payment to any Covered Individual, nor any action by the Company or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Company. The Company expressly reserves the right to terminate the employment of any Covered Individual whenever in the sole discretion of the Company its interest may so require.

13.	NO VESTED INTEREST OR RIGHT

At no time before the actual payment of an Annual Incentive Payment to any Covered Individual or other person shall any Covered Individual or other person accrue any vested interest or right whatsoever under the Plan, and the Company has no obligation to treat Covered Individuals identically under the Plan.

14.	GOVERNING LAW

The Plan and any agreements and documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. The Committee may provide that any dispute concerning the Plan shall be presented and determined in such forum as the Committee may specify, including through binding arbitration.

15.	SECTION 409A

To the extent applicable, it is intended that the Plan and any bonus awards granted hereunder comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision that would cause the Plan or any Annual Incentive Payment granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

16.	UNFUNDED PLAN

The Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Covered Individual or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to the Plan, such right shall be no greater than the right of any general unsecured creditor of the Company.

17.	EFFECTIVE DATE

The Plan is effective January 1, 2020.